Exhibit 99

JOINT FILER INFORMATION

Name:  Urstadt Property  Company,  Inc.

Address:  2 Park Place, Bronxville,  New York 10708

Designated Filer: Charles J. Urstadt

Issuer & Ticker Symbol: Urstadt Biddle Properties Inc. (UBP) (Common Stock)

Date of Event Requiring  Statement:  January 23, 2004

Signature:  By: /s/ Charles J.  Urstadt

Charles J. Urstadt  Chairman

Name:  Urstadt Realty  Associates Co LP

Address:  2 Park Place,  Bronxville,  New York 10708

Designated  Filer:  Charles J. Urstadt

Issuer & Ticker Symbol: Urstadt Biddle Properties Inc. (UBP) (Common Stock)

Date of Event Requiring Statement: January 23, 2004

Signature:  By: Urstadt Property Company  Inc. its sole  general  partner

By: /s/ Charles J.  Urstadt

Charles J. Urstadt Chairman